EXHIBIT 99.1
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                              News Release

                                LANDAUER


                          For Immediate Release

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                      LANDAUER, INC. REPORTS RECORD
                        EARNINGS FOR FISCAL 2004


 For Further Information Contact:       James M. O'Connell
                                        Vice President, Treasurer and CFO

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GLENWOOD, Illinois--NOVEMBER 12, 2004--LANDAUER, INC. (NYSE:  LDR), today reported financial results for its fiscal year ended September 30, 2004. The Company, a recognized leader in personal and environmental radiation monitoring services, reported that net income for the year just ended was $17,770,000, an increase of 18.3% compared with net income of $15,019,000 for fiscal 2003. Diluted earnings per share for fiscal 2004 were $1.98 compared with $1.69 reported a year ago. Revenues reported for fiscal 2004 were $69,809,000, an increase of 7.7% compared with revenues of $64,818,000 reported for fiscal 2003. The comparison of 2004 results with a year ago reflects the recognition of a non-cash asset impairment charge in the amount of $2,750,000 in 2003, offset by lower incentive compensation expense in the amount of $500,000. The resulting decline in fiscal 2003 operating income of $2,250,000 lowered diluted earnings per share by $0.15 (after income tax benefit of $894,000).

Domestic revenue growth during fiscal 2004, at 6.4%, was attributable to gains in pricing, unit volume and ancillary service fees for the Company's core radiation monitoring business. International revenue growth was more than 14% for the year and reflected favorable currency translation, pricing gains and unit volume in most foreign markets. Exclusive of the non-cash charge, costs and expenses for fiscal 2004 grew by almost $3,900,000 due to incentive compensation and employee benefits expenses, foreign currency translation, higher depreciation and amortization expense and increased costs related to development of the InLight<trademark> product line and the introduction of Luxel+<registered trademark>. Net other income was higher in 2004 as Nagase-Landauer, Ltd. earnings improved from 2003, offset by lower net interest income due to financing costs associated with acquisition of the remaining interest in LCIE-Landauer earlier this year. The acquisition also resulted in reduced minority interest in 2004 compared with a year ago. The effective tax rate for 2004 was 37.4% compared with 36.9% for 2003.

For the quarter ended September 30, 2004, the Company reported earnings of $4,532,000 compared with earnings of $4,352,000 in the same quarter a year ago. Earnings per diluted share for the quarter were $0.50 compared with $0.49 in 2003. Revenues for the fourth fiscal quarter of 2004 were $17,566,000, an increase of 5.5% compared with $16,656,000 a year ago. Costs and expenses for the quarter just ended were 8% higher than for the same period a year ago reflecting higher costs in the U.S. and Europe related to the conversion of domestic customers to Luxel+ during the quarter and the introduction of InLight in France. Moderately higher operating expenses related primarily to incentive compensation expense.



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        Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
       Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.                                                ADD 1



FISCAL 2004 ACCOMPLISHMENTS

Landauer celebrated its 50th anniversary during fiscal 2004 and the Company further consolidated international ownership, as well as improved financial performance in all markets. Global market penetration for the Company's proprietary optically stimulated luminescence ("OSL") technology continued to expand with the introduction of InLight in France. Landauer's long-term strategy is to increase those monitored using the OSL technology through the expanded introduction of InLight in all markets. The InLight product offering is designed to be used by small and mid-sized commercial and in-house laboratories that provide radiation monitoring services. Beginning in 2005, Landauer will also offer InLight as a measurement platform used by hospitals and other laboratories that require smaller systems to perform specialized radiation measurements. As management looks to the future, it envisions an increase in the demand for products and services that the Company's OSL technology is able to support.


OUTLOOK FOR FISCAL 2005

Landauer's business plan for fiscal 2005 anticipates aggregate revenue growth for the year to be in the range of 7 - 8%. The Company's traditional domestic and international revenue sources are expected to grow at a rate of 5.5 - 6.5% with sales for the InLight product line contributing to the balance of revenue growth. Domestic revenue growth is expected to occur as a result of pricing, moderate unit growth and increased sales of ancillary services. International revenue growth for 2005 is expected to result from pricing and increased units, although currency exchange rates may impact results reported in U.S. dollars. Costs and operating expenses for fiscal 2005 are expected to grow at a rate slightly higher than revenues. Net other income in fiscal 2005 is anticipated to be comparable to the year just ended and minority interest should further decline, as a full year of ownership of the entire European business is realized. The effective income tax rate for fiscal 2005 is expected to be comparable to 2004 at 37.4%. Resulting net income for 2005 is anticipated to be higher by 6 - 8% compared with fiscal 2004.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call to be broadcast simultaneously over the Internet at www.viavid.net on Monday, November 15, 2004, at 10:00 a.m. CST. Please allow 15 minutes to register and download the required software. Replays will be available through Viavid's website.


ABOUT LANDAUER

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to 1.4 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.







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LANDAUER, INC.                                                ADD 2



SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's introduction of the InLight technology, the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel<registered trademark>+, the cost associated with the Company's research and business development efforts, the usefulness of older technologies, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, changes in postal and delivery practices, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, foreign exchange rates, government regulations, accreditation requirements, and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 and other reports filed by the Company from time to time with the Securities and Exchange Commission.






































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LANDAUER, INC.                                                ADD 3



             FOURTH QUARTER FISCAL 2004 FINANCIAL HIGHLIGHTS

        (unaudited, amounts in thousands, except per share data)



                            THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                SEPTEMBER 30,         SEPTEMBER 30,
                            -------------------   -------------------
                              2004       2003       2004       2003
                            --------   --------   --------   --------

Net revenues. . . . . . .   $ 17,566   $ 16,656   $ 69,809   $ 64,818

Cost and expenses:
  Cost of sales . . . . .      6,513      5,861     25,452     23,403
  Selling, general and
    administrative. . . .      4,076      3,933     16,637     14,808
  Impairment in value
    of assets . . . . . .      --         --         --         2,750
                            --------   --------   --------   --------
                              10,589      9,794     42,089     40,961
                            --------   --------   --------   --------

Operating income. . . . .      6,977      6,862     27,720     23,857

Other income - net. . . .        241        333      1,123      1,043
                            --------   --------   --------   --------

Income before income
 taxes and minority
 interest . . . . . . . .      7,218      7,195     28,843     24,900
Income taxes. . . . . . .      2,670      2,642     10,786      9,193
                            --------   --------   --------   --------
Income before minority
  interest. . . . . . . .      4,548      4,553     18,057     15,707
Minority interest
  therein . . . . . . . .         16        201        287        688
                            --------   --------   --------   --------

Net income. . . . . . . .   $  4,532   $  4,352   $ 17,770   $ 15,019
                            ========   ========   ========   ========

Net income per common
 share:
  Basic . . . . . . . . .   $   0.51   $   0.49   $   2.00   $   1.71
                            ========   ========   ========   ========
  Average shares
    outstanding . . . . .      8,923      8,842      8,894      8,808
                            ========   ========   ========   ========

  Diluted . . . . . . . .   $   0.50   $   0.49   $   1.98   $   1.69
                            ========   ========   ========   ========
  Average shares
    outstanding . . . . .      8,999      8,918      8,971      8,891
                            ========   ========   ========   ========










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LANDAUER, INC.                                                ADD 4



                   SUMMARY CONSOLIDATED BALANCE SHEETS

                    (unaudited, amounts in thousands)


                                        September 30,   September 30,
                                           2004            2003
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ASSETS
Current Assets
  Cash and cash equivalents . . . . . . .    $  7,979        $ 10,572
  Short-term investments. . . . . . . . .         616             440
  Receivables, net of reserves. . . . . .      15,060          13,770
  Other current assets. . . . . . . . . .       6,635           6,456
                                             --------        --------
Total current assets. . . . . . . . . . .      30,290          31,238
                                             --------        --------
Net property, plant and equipment . . . .      18,540          17,226
Equity in joint venture . . . . . . . . .       3,916           3,402
Goodwill and other intangible assets,
  net of amortization   . . . . . . . . .      19,493           8,056
Dosimetry devices, net of amortization. .       4,791           4,121
Other assets. . . . . . . . . . . . . . .         488             195
                                             --------        --------
TOTAL ASSETS. . . . . . . . . . . . . . .    $ 77,518        $ 64,238
                                             ========        ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable. . . . . . . . . . . .    $  1,306        $  1,548
  Dividend payable. . . . . . . . . . . .       3,577           3,316
  Deferred revenue. . . . . . . . . . . .      12,554          12,464
  Notes payable . . . . . . . . . . . . .       5,262           --
  Other current liabilities . . . . . . .      10,739           7,501
                                             --------        --------
Total current liabilities . . . . . . . .      33,438          24,829
                                             --------        --------
Minority interest in subsidiaries . . . .          83             984
                                             --------        --------
Stockholders' investment. . . . . . . . .      43,997          38,425
                                             --------        --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT . . . . . . .    $ 77,518        $ 64,238
                                             ========        ========




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